PRESS RELEASE

Date:	October 17, 2006
From:	MutualFirst Financial, Inc.
For Publication:	Immediately
Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2006 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the third quarter ended September 30, 2006 was $1.1 million, or $.27 for basic and diluted earnings per share. This compared to net income for the comparable period in 2005 of $1.6 million, or $.36 for basic and $.35 for diluted earnings per share. Annualized return on assets was .47% and return on tangible equity was 6.23% for the third quarter of 2006 compared to .70% and 7.29% respectively, for the same period last year.

Net income for the nine months ended September 30, 2006 was $4.1 million or $.96 for basic and $.94 for diluted earnings per share. This compared to net income for the comparable period in 2005 of $4.9 million or $1.12 for basic and $1.09 for diluted earnings per share. Annualized return on average assets was .56% and return on average tangible equity was 7.25% for the first nine months of 2006 compared to .76% and 7.51% respectively, for the same period last year.

The comparative reduction of income for both the three and nine month periods was primarily due to a shrinking net interest margin and increased operating expenses as discussed below.

On August 18, 2006 the Bank completed the acquisition of three branch offices of Community First Bank and Trust located in Winchester, Warsaw and Wabash, Indiana. The acquired assets totaled $7.6 million, including residential mortgage loans of $5.4 million and consumer loans of $1.2 million. The Bank also assumed deposits discussed below.

With the addition of Community First's assets, MutualFirst's assets totaled $990.7 million at September 30, 2006, an increase from December 31, 2005 of $18.9 million, or 1.9%. Loans, excluding loans held for sale, increased $16.3 million or 2.0%. Consumer loans increased $12.9 million, or 6.0%, and commercial business loans increased $5.8 million, or 9.0%, while residential and commercial real estate loans held in the portfolio decreased $2.4 million, furthering our strategy to reduce the percentage of real estate mortgage loans to total loans. Mortgage loans held for sale increased $597,000 to $2.6 million and mortgage loans sold during the first nine months of 2006 totaled $18.7 million compared to $12.2 million sold during the same period last year.

Allowance for loan losses decreased $49,000 to $8.1 million when comparing December 31, 2005 to September 30, 2006. Net charge offs for the first nine months of 2006 were $1.5 million or .24% of average loans on an annualized basis compared to $1.6 million, or .30% of average loans for the comparable period in 2005. As of September 30, 2006 the allowance for loan losses as a percentage of loans receivable and non-performing loans was .95% and 158.67% compared to .98% and 117.09% for the comparable period in 2005, respectively.

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Total deposits were $727.3 million at September 30, 2006, an increase of $42.7 million, or 6.2%, from December 31, 2005. The increase included $12.3 million of deposits acquired in the Community First branch acquisition. Total borrowings decreased $24.9 million to $162.9 million at September 30, 2006 from $187.8 million at December 31, 2005.

Stockholders' equity decreased $904,000, or 1.0%, from $88.8 million at December 31, 2005, to $87.9 million at September 30, 2006. The decrease was due primarily to the repurchase of 204,000 shares of common stock for $4.3 million and dividend payments of $1.9 million. This decrease was partially offset by net income of $4.1 million, Employee Stock Ownership Plan (ESOP) shares earned of $496,000, and RRP shares earned of $113,000. Also, the market value of securities available for sale compared to their book value increased $19,000 from a loss of $375,000 at December 31, 2005 to a loss of $356,000 at September 30, 2006.

Net interest income before the provision for loan losses decreased $354,000 from $6.7 million for the three months ended September 30, 2005 to $6.3 million for the three months ended September 30, 2006. The primary reason for the decline was a 48 basis point decrease in the net interest margin reflecting the Bank's liability sensitive nature, partially offset by an increase of $88.7 million, or 11.0% increase in average interest earning assets (mainly due to the Fidelity Federal purchase in September of 2005).

Net interest income before the provision for loan losses increased $65,000 for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005. The reasons for the increase were similar to those stated above. The effect of an increase in average interest earning assets of $102.3 million, or 13.0% was mostly offset by a net interest margin compression of 38 basis points from 3.41% for the nine months ended September 30, 2005 to 3.03% for the same period in 2006.

The provision for loan losses for the third quarter of 2006 was $525,000, compared to $444,000 for last year's comparable period. The increase was due primarily to higher loan portfolio balances (mainly due to the Fidelity Federal purchase in September of 2005). Non-performing loans to total loans at September 30, 2006 were .60% compared to .85% at September 30, 2005. Non-performing assets to total assets were .76% at September 30, 2006 compared to .90% at September 30, 2005. The decrease in the non-performing loans and assets was a result of a non-performing loan in the amount of approximately $1.9 million being paid in full.

Non-interest income increased $102,000 to $1.7 million for the three months ended September 30, 2006 compared to $1.6 million for the same period in 2005. Increases in service fees on transaction accounts of $134,000, or 13.2%, increased gain on loan sales of $28,000, or 30.1% and other operating income increased $52,000, or 132.4%, mostly related to a prior year state tax adjustment. The increases were offset by a reduction in commission income on annuity and mutual fund sales of $71,000 as short term interest rates have risen making these products less competitive. On a linked quarter basis non-interest income increased $71,000, or 4.2%.

For the nine month period ended September 30, 2006 non-interest income increased $189,000 to $5.1 million compared to $4.9 million for the same period in 2005. The reasons are similar to those mentioned above.

Non-interest expense increased $415,000 or 7.2% to $6.2 million for the three months ended September 30, 2006 compared to $5.8 million for the same period in 2005. The increase was due primarily to increased salaries and benefits which were up $156,000 due to annual salary adjustments, increased health insurance costs and increased staffing for three new branches opened: one in May of 2005, another with the purchase of Fidelity Federal in September of 2005 and the other with the Community First branch acquisition in August of 2006. Marketing expenses were up $69,000 primarily due to a new branding campaign designed to more clearly communicate our strategic position. Other expenses increased $111,000 due to increased professional fees primarily related to regulatory compliance requirements and legal costs related to REO, increased REO expenses (other than legal costs) due to more repossessed properties, and other general and administrative expense increases related to the opening of the new branches. On a linked quarter basis non-interest expense was flat at $6.2 million.

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Non-interest expense increased $1.7 million or 9.9% to $18.6 million for the nine months ended September 30, 2006 compared to $17.0 million for the same period in 2005 for similar reasons mentioned above.

Income tax expense decreased $340,000 for the three months ended September 30, 2006 compared to the same period in 2005 due primarily to less taxable income. In addition, the effective tax rate decreased from 26.3% to 15.8% due to an increased percentage of low income housing tax credits to taxable income when comparing the third quarter of 2006 to the third quarter of 2005.

For the nine month period ended September 30, 2006, income tax expense decreased $736,000 compared to the same period in 2005. The decrease was due primarily to decreased taxable income. The effective tax rate also decreased from 27.1% to 20.9% due to an increased percentage of low income housing tax credits to taxable income when comparing the first nine months of 2006 to the same period in 2005.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-one full service offices in Delaware, Randolph, Kosciusko, Grant and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

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MUTUALFIRST FINANCIAL INC.

	30-Sep	31-Dec
Selected Financial Condition Data(Unaudited):	2006	2005

	(000)	(000)

Total Assets	$990,695	$971,829

Cash and cash equivalents	20,698	22,365

Loans held for sale	2,620	2,022

Loans receivable, net	838,826	822,547

Investment securities available for sale, at fair value	40,899	40,081

Total deposits	727,269	684,554

Total borrowings	162,901	187,792

Total stockholders' equity	87,889	88,794

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	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Operations Data (Unaudited):	2006	2006	2005	2006	2005

	(000)	(000)	(000)	(000)	(000)

Total interest income	$14,335	$13,911	$12,087	$41,835	$34,830
Total interest expense	7,991	7,158	5,389	21,706	14,766

Net interest income	6,344	6,753	6,698	20,129	20,064
Provision for loan losses	525	525	444	1,443	1,331

Net interest income after provision
for loan losses	5,819	6,228	6,254	18,686	18,733

Non-interest income
Fees and service charges	1,147	1,113	1,013	3,267	2,889
Equity in gains (losses) of limited partnerships	(13)	(13)	44	(15)	18
Commissions	135	154	206	487	761
Net gain on loan sales and servicing	121	101	93	356	359
Increase in cash surrender value of life insurance	267	267	250	771	765
Other income	91	55	40	223	108

Total non-interest income	1,748	1,677	1,646	5,089	4,900

Non-interest expense
Salaries and benefits	3,591	3,626	3,435	10,967	10,221
Occupancy and equipment	861	832	806	2,571	2,418
Data processing fees	228	214	210	660	606
Professional fees	236	233	228	727	670
Marketing	273	298	204	715	536
Other expenses	1,019	1,018	909	3,010	2,525

Total non-interest expense	6,208	6,221	5,792	18,650	16,976

Income before taxes	1,359	1,684	2,108	5,125	6,657
Income tax provision	215	337	555	1,071	1,807

Net income	$1,144	$1,347	$1,553	$4,054	$4,850

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Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		9/30/2006			9/30/2005

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$1,670	$20	4.79%	$2,169	$14	2.58%
Mortgage-backed securities:
Available-for-sale	10,972	134	4.89	11,240	134	4.77
Investment securities:
Available-for-sale	29,853	375	5.02	30,169	298	3.95
Loans receivable	844,816	13,699	6.49	756,434	11,548	6.11
Stock in FHLB of Indianapolis	10,171	107	4.21	8,746	94	4.30

Total interest-earning assets (1)	897,482	14,335	6.39	808,758	12,088	5.98
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	85,245			72,944
Total assets	$982,727			$881,702

Interest-Bearing Liabilities:
Demand and NOW accounts	$111,987	547	1.95	$57,980	38	0.26
Savings deposits	58,890	74	0.50	59,607	75	0.50
Money market accounts	30,884	167	2.16	46,354	205	1.77
Certificate accounts	458,666	5,046	4.40	426,755	3,579	3.35

Total deposits	660,427	5,834	3.53	590,696	3,897	2.64
Borrowings	173,110	2,157	4.98	146,455	1,492	4.07

Total interest-bearing accounts	833,537	7,991	3.83	737,151	5,389	2.92
Non-interest bearing deposit accounts	46,082			43,291
Other liabilities	15,285			14,481
Total liabilities	894,904			794,923
Stockholders' equity	87,823			86,779
Total liabilities and stockholders' equity	$982,727			$881,702

Net earning assets	$63,945			$71,607

Net interest income		$6,344			$6,699

Net interest rate spread			2.56%			3.06%

Net yield on average interest-earning assets			2.83%			3.31%

Average interest-earning assets to
average interest-bearing liabilities			107.67%			109.71%

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	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Financial Ratios and Other Financial Data (Unaudited):	2006	2006	2005	2006	2005

Share and per share data:
Average common shares outstanding
Basic	4,166,531	4,227,308	4,310,148	4,222,178	4,342,519
Diluted	4,240,173	4,303,654	4,417,051	4,301,591	4,460,734
Per share:
Basic earnings	$0.27	$0.32	$0.36	$0.96	$1.12
Diluted earnings	$0.27	$0.31	$0.35	$0.94	$1.09
Dividends	$0.15	$0.14	$0.13	$0.43	$0.39

Dividend payout ratio	55.56%	45.16%	37.14%	45.74%	35.78%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.47%	0.56%	0.70%	0.56%	0.76%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	6.23%	7.18%	7.29%	7.25%	7.51%
Interest rate spread information:
Average during the period(1)	2.56%	2.81%	3.06%	2.77%	3.15%

Net interest margin(1)(2)	2.83%	3.05%	3.31%	3.03%	3.41%

Efficiency Ratio	76.72%	73.80%	69.42%	73.96%	68.00%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.67%	107.87%	109.71%	107.73%	110.01%

Allowance for loan losses:
Balance beginning of period	$8,177	$8,029	$6,909	$8,100	$6,867
Charge offs:
One- to four- family	215	33	14	470	185
Multi-family	0	0	0	0	0
Commercial real estate	54	0	0	54	6
Construction or development	0	0	0	0	0
Consumer loans	387	178	319	812	835
Commercial business loans	62	300	505	387	897

Sub-total	718	511	838	1,723	1,923

Recoveries:
One- to four- family	1	77	10	78	22
Multi-family	0	0	0	0	0
Commercial real estate	0	0	0	0	120
Construction or development	0	0	0	0	0
Consumer loans	65	47	10	142	117
Commercial business loans	1	10	15	11	15

Sub-total	67	134	35	231	274

Net charge offs	651	377	803	1,492	1,649
Acquired with Fidelity Federal purchase			1,646		1,646
Additions charged to operations	525	525	444	1,443	1,332

Balance end of period	$8,051	$8,177	$8,196	$8,051	$8,196

Net loan charge-offs to average loans (1)	0.31%	0.18%	0.42%	0.24%	0.30%

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	September 30,	June 30,	September 30,

	2006	2006	2005

Total shares outstanding	4,391,637	4,439,620	4,580,129
Tangible book value per share	$16.60	$16.87	$16.18

Nonperforming assets (000's)
Loans: Non-accrual	$4,955	$4,135	$6,877
Accruing loans past due 90 days or more	7	2,404	6
Restructured loans	112	114	117

Total nonperforming loans	5,074	6,653	7,000
Real estate owned	1,449	1,360	864
Other repossessed assets	977	813	866

Total nonperforming assets	$7,500	$8,826	$8,730

Asset Quality Ratios:
Non-performing assets to total assets	0.76%	0.91%	0.90%
Non-performing loans to total loans	0.60%	0.79%	0.85%
Allowance for loan losses to non-performing loans	158.67%	122.91%	117.09%
Allowance for loan losses to loans receivable	0.95%	0.98%	0.98%

(1) Ratios for the three and nine month periods have been annualized.

(2) Net interest income divided by average interest earning assets.
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